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                                                                    EXHIBIT 5.1


                           GOODWIN, PROCTER & HOAR LLP

                               COUNSELLORS AT LAW
                                 EXCHANGE PLACE
                        BOSTON, MASSACHUSETTS 02109-2881

                                                      TELEPHONE (617) 570-l000
                                                     TELECOPIER (617) 523-1231


                                February 2, 1999

New Plan Excel Realty Trust, Inc.
New Plan Realty Trust
1120 Avenue of the Americas
New York, New York  10036

Ladies and Gentlemen:

     Re: Guarantee by New Plan Realty Trust of New Plan Excel Realty Trust, Inc.
         Medium Term Notes Due Nine Months or More From Date of Issue

     As special Massachusetts counsel to New Plan Realty Trust (the "Guarantor"), we render this opinion in connection with the offer and sale by New Plan Excel Realty Trust, Inc. (the "Company"), the holder of all outstanding shares of beneficial interest of the Guarantor, of up to U.S. $500,000,000 aggregate initial amount (or its equivalent, based upon the applicable exchange rate at the time of issuance, in such foreign or composite currencies as the Company shall designate at the time of issuance) of the Company's Medium Term Notes Due Nine Months or More from Date of Issue ("Notes"), which are to be established as a series of senior debt securities of the Company under an indenture among the Company as Primary Obligor, the Guarantor as Guarantor and State Street Bank & Trust Company as Trustee (the "Indenture"). We are advised that the Notes may be offered and sold from time to time by the Company directly or to or through Agents pursuant to a Distribution Agreement (the "Distribution Agreement") to which the Company, the Guarantor and the Agents are parties. Under the Indenture, the Guarantor undertakes to guarantee the payment of principal, premium if any and interest of and on the Notes (the "Guarantee").

     We have reviewed the Company's Registration Statement No. 333-67511 on
Form S-3 as filed with the Securities and Exchange Commission (the "Registration Statement"), including the Prospectus Supplement describing the Notes, and observe that each issue of Notes will be accompanied by a pricing supplement that will contain the specific description of the Notes being offered and the terms of the offering (a "Pricing Supplement").

     We have also reviewed (i) copies of the Guarantor's Amended and Restated Declaration of Trust dated January 15, 1996 as filed with the Secretary of the Commonwealth of Massachusetts on March 12, 1996 and all subsequent amendments thereto filed with the Secretary of the
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New Plan Excel Realty Trust, Inc.
New Plan Realty Trust
February 2, 1999
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Commonwealth of Massachusetts to date (the "Declaration of Trust"); (ii) a
Certificate of recent date of the Secretary of the Commonwealth of Massachusetts as to filings made by the Guarantor and the authority of the Guarantor to transact business in Massachusetts; (iii) a Certificate of even date of the Secretary of the Guarantor reciting the adoption of resolutions pertaining to the Guarantor's Guarantee of the Notes; (iv) a Certificate of even date of an officer of the Guarantor as to certain factual matters; (v) copies furnished to us on your behalf of the following documents in the respective forms represented to us as to be executed by the parties thereto: (A) the Indenture and (B) the Distribution Agreement; and (vi) such other documents and certificates as we deem appropriate for the purposes of this opinion.

       We have made no independent examination as to the truth, accuracy, completeness or content of the facts contained in any representation, warranty, covenant or other statement made by or on behalf of either the Company or the Guarantor in any of the aforesaid documents or in any other document executed or furnished by the Company or the Guarantor in connection therewith. We have assumed the accuracy of all such facts as well as the genuineness of all signatures and the conformity to original documents of all documents submitted to or examined by us as copies.

       Our opinions herein are limited to matters of the law of the Commonwealth of Massachusetts, and we express no opinion herein concerning the law of any other jurisdiction.

       Subject to the foregoing and the other matters set forth herein, it is our opinion that:

       1. The Guarantor has been duly established and is validly existing and in good standing as an unincorporated association commonly referred to as a business trust pursuant to its Declaration of Trust under the laws of the Commonwealth of Massachusetts.

       2. The Indenture has been duly authorized by the Guarantor and, when the Indenture is executed and delivered by the Guarantor, assuming due authorization, execution and delivery of the Indenture by each of the Company and the Trustee, and when Notes are issued, authenticated and delivered pursuant to the Indenture against payment of the consideration therefor in accordance with the terms of the applicable Pricing Supplement, the obligations of the Guarantor under the Indenture, including its Guarantee of the Notes that constitute Debt Guarantees under the Registration Statement, will constitute valid and binding obligations of the Guarantor.
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New Plan Excel Realty Trust, Inc.
New Plan Realty Trust
February 2, 1999
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       We consent to a copy of this opinion being filed as an exhibit to the
Registration Statement (whether pursuant to a post-effective amendment thereto or as an exhibit to a Form 8-K report to be filed by the Company).


                                Very truly yours,

                                /s/ Goodwin, Procter & Hoar LLP
                                ----------------------------------------
                                Goodwin, Procter & Hoar LLP